Exhibit 99

                 Annapolis Bancorp Declares 4-for-3 Stock Split

     ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 19, 2004--The Board of Directors of Annapolis Bancorp, Inc. (NASDAQ:ANNB) today announced a four-for-three stock split in the form of a stock dividend. Shareholders of record on November 5, 2004 will receive one additional share of Annapolis Bancorp, Inc. common stock for every three shares they own. There are presently 3,037,926 shares of Annapolis Bancorp, Inc. common stock outstanding.
     The stock dividend will be payable on December 3, 2004 at which time new shares will be distributed by the company's transfer agent, Registrar and Transfer Company. No fractional shares will be issued in connection with the stock dividend.
     "A stock split of this sort enables us to reward our shareholders with a dividend while we continue our practice of retaining earnings to support future growth," said Richard M. Lerner, Chairman and Chief Executive Officer. "We believe it should also help to improve market liquidity and broaden ownership of the company's stock."

     Annapolis Bancorp, Inc. is the parent company of BankAnnapolis, which serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's counties in Maryland. The company reported net income of $1,674,000 in 2003, up 36.4% from the prior year. Total assets at June 30, 2004 were $267.3 million.

     Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     CONTACT: Annapolis Bancorp, Inc.
              Richard M. Lerner, 410-224-4455